Exhibit 4.7

FORM OF WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN THE SUBJECT OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND THE SAME HAVE BEEN (OR WILL BE, WITH RESPECT TO THE SECURITIES ISSUABLE UPON EXERCISE HEREOF) ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER SUCH SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THE WARRANT EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE WARRANT PURCHASE AGREEMENT, DATED AS OF NOVEMBER 9, 2009, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF THIS WARRANT WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

DYNAVAX TECHNOLOGIES CORPORATION

WARRANT TO PURCHASE COMMON STOCK

No. CW-_

[            ,__], 2009

Void After [            ,__], 2014

THIS CERTIFIES THAT, for value received, SYMPHONY DYNAMO HOLDINGS LLC, a Delaware limited liability company, with its principal office at 7361 Calhoun Place, Suite 325, Rockville, MD 20855, or its assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation, with its principal office at 2929 Seventh Street, Suite 100, Berkeley, CA 94710-2753 (the “Company”) Two Million (2,000,000) shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), subject to adjustment as provided herein.

This Warrant is being issued pursuant to the terms of the Warrant Purchase Agreement, dated November 9, 2009, between the Company and the Holder (the “Warrant Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Warrant Purchase Agreement.

1.     DEFINITIONS. Capitalized terms used but not defined herein are used as defined in the Warrant Purchase Agreement. As used herein, the following terms shall have the following respective meanings:

(a)     “Common Stock” shall mean shares of Dynavax Technologies Corporation Common Stock, par value $0.001.

(b)     “Exercise Period” shall mean the period commencing on [            ], 20[__] and ending on [            ], 20[__], except as otherwise provided below.

(c)     “Exercise Price” shall mean $1.94 per share, subject to adjustment pursuant to Section 4 below.

(d)     “Exercise Shares” shall mean the outstanding and unexercised shares of Common Stock issuable upon exercise of this Warrant from time to time, subject to adjustment pursuant to the terms herein, including but not limited to adjustment pursuant to Sections 4, 6 and 7 below.

(e)     “Purchase Option” shall have the meaning set forth in the Warrant Purchase Agreement.

2.     EXERCISE OF WARRANT.

2.1 Generally. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate pursuant to Section 12 hereof):

(a)     an executed Notice of Exercise in the form attached hereto;

(b)     payment of the Exercise Price of the shares thereby subscribed for by means of any of the following: (i) wire transfer; (ii) cashier’s check drawn on a U.S. bank made out to the Company; or (iii) a cashless exercise pursuant to Section 2.2; and

(c)     this Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder as soon as practicable, but in no event later than thirty (30) days, after the date of exercise pursuant to this Section 2.1. The Company shall, upon request of the Holder, if available and if allowed under applicable securities laws, use commercially reasonable efforts to deliver Exercise Shares electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, or if requested by Holder, certificates evidencing the Exercise Shares. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the Exercise Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unexercised Exercise Shares remaining under this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

The person in whose name any Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which the Notice of Exercise, this Warrant and payment of the Exercise Price and all taxes required to be paid by the Holder, if any, were made, irrespective of the date of delivery of any certificate or certificates evidencing the Exercise Shares, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of the Exercise Shares at the close of business on the next business day on which the stock transfer books are open.

2.2     Cashless Exercise. The Holder may exercise the Warrant pursuant to Section 2.1(b)(iii) and receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by delivery and notice of cashless exercise in accordance with Section 2.1, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y (A-B) A

Where	X = the number of shares of Common Stock to be issued to the Holder

Y = the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A = the fair market value of one share of Common Stock (at the date of such calculation)

B = Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Common Stock shall equal the average closing price of the Common Stock, as reported by the NASDAQ National Market, or other national exchange that is then the primary exchange on which the Common Stock is listed, for the thirty (30) trading days immediately preceding the second trading day prior to the date on which the Holder delivers to the Company the Warrant and an executed Notice of Exercise in the form attached hereto. If the Common Stock is not quoted on the NASDAQ National Market, or listed on another national exchange, the fair market value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith.

2.3     Legend.

(a)     All certificates evidencing the shares to be issued to the Holder may bear the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND THE SAME HAVE BEEN ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER SUCH SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE WARRANT PURCHASE AGREEMENT, DATED AS OF NOVEMBER 9, 2009 COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

(b)     If the certificates representing shares include either or both of the legends set forth in Section 2.3(a) hereof, the Company shall, upon a request from a Holder, or subsequent transferee of a Holder, as soon as practicable but in no event more than thirty (30) days after receiving such request, remove or cause to be removed (i) if the shares cease to be restricted securities, the securities law portion of the legend and/or (ii) in the event of a sale of the shares subject to issuance following the transfer of the shares in compliance with the transfer restrictions, the transfer restriction portion of the legend, from certificates representing the shares delivered by a Holder (or a subsequent transferee).

2.4     Charges, Taxes and Expenses. Issuance of the Exercise Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of any electronic or paper certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Exercise Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

3.     COVENANTS OF THE COMPANY.

3.1     No Impairment. Except and to the extent as waived or consented to by the Holder, the Company shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

3.2     Notices of Record Date. If at any time:

(a)     the Company shall take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right (other than with respect to any equity or equity equivalent security issued pursuant to a rights plan adopted by the Company’s Board of Directors);

(b)     there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company; or

(c)     there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holder at least ten (10) days’ prior written notice of the record date for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, recapitalization, consolidation, merger, sale, transfer, disposition, dissolution, liquidation or winding up of the Company. Any notice provided hereunder shall specify the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and the then current estimated date for the closing of the transaction contemplated by any proposed reorganization, reclassification, recapitalization, consolidation, merger, sale, transfer, disposition, dissolution, liquidation or winding up of the Company.

4.     ADJUSTMENT OF EXERCISE PRICE.

4.1     Changes in Common Stock. In the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations or the like, the number and class of shares available under this Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of this Warrant, on exercise for the same aggregate Exercise Price, the total number, class and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant pursuant to this Section 4.1.

5.     FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant, including as a consequence of any adjustment pursuant hereto. If the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the fair market value of an Exercise Share (determined as provided in Section 2.2 hereof) by such fraction.

6.     CORPORATE TRANSACTIONS. In the event that the Company enters into a merger or acquisition in which the surviving or “resulting” parent entity (“Surviving Entity”) is other than the Company, then the Holder shall surrender the Warrant for a new warrant exercisable in return for shares or common stock of the Surviving Entity (as defined in the Warrant Purchase Agreement) (the “Replacement Warrant”); provided that:

6.1     Mixed Consideration. In accordance with Section 7.08 of the Warrant Purchase Agreement, if the consideration for a merger or acquisition consists of a combination of cash and stock of the Surviving Entity, then the Replacement Warrant issued to Holder shall be solely for common stock of the Surviving Entity at an exchange ratio reflecting the total consideration paid by the Surviving Entity at the time of such change in control as if the total consideration (including cash) for each share of the Common Stock was instead paid only in common stock of the Surviving Entity at the time of such change of control (as illustrated on Exhibit B to the Warrant Purchase Agreement), and the holders of the Replacement Warrants shall have the registration rights for stock issuable upon exercise of the Replacement Warrants as provided under the Registration Rights Agreement; or

6.2     Cash Consideration. In accordance with Section 7.08 of the

Warrant Purchase Agreement, if prior to the end of the Term (as defined in the Warrant Purchase Agreement), a merger or acquisition shall occur and the consideration for such merger or acquisition shall be paid entirely in cash, then the Holder of this Warrant shall then have the option to irrevocably elect within fifteen (15) Business Days of the public announcement of the merger or acquisition by written notice of election to the Company, either (a) to retain the Warrant and the right to exercise the Warrant then outstanding for Exercise Shares in accordance with the terms of this Warrant, which exercise shall occur no later than immediately prior to the closing of such merger or acquisition; or (b) to surrender the Warrant to the Company in consideration of a cash payment for each share of the Common Stock subject to purchase under this Warrant in an amount equal to forty percent (40%) of the per share cash consideration to be received by a holder of one share of the Company’s Common Stock to be tendered in the merger or acquisition, provided that the aggregate total cash payments to all holders of outstanding Warrants shall not exceed five million dollars ($5,000,000) (the “Warrant Surrender Price”). The Warrant Surrender Price shall be paid upon the surrender of the Warrants promptly following the closing of the all cash merger or acquisition. Any failure by the Holder to deliver a written notice of election to the Company pursuant to this Section 6.2 shall be deemed an election of Section 6.2(a) hereunder.

Following a merger or acquisition involving consideration of cash and stock in which the Surviving Entity is other than the Company, reference to Common Stock shall instead be deemed a reference to the common stock of the Surviving Entity. For purposes of Section 6.1, “common stock of the Surviving Entity” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the occurrence of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 6 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

7.     NOTICE OF ADJUSTMENT. Whenever the number of Exercise Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder at the address of such Holder appearing on the books of the Company, which notice shall state the number of Exercise Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Exercise Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

8.     ADDITIONAL ADJUSTMENTS. This Warrant is subject to the provisions of Section 2.05 of the Warrant Purchase Agreement.

9.     ORDERLY SALE. This Warrant and the Exercise Shares are subject to the provisions of Sections 6.04 and 6.05 of the Warrant Purchase Agreement.

10.   NO STOCKHOLDER RIGHTS. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof. Upon the exercise of this Warrant in accordance with Section 2, the Exercise Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the date of such exercise.

11.     TRANSFER OF WARRANT. Subject to applicable laws, the restriction on transfer set forth on the first page of this Warrant and the provisions of Article VI of the Warrant Purchase Agreement, this Warrant and all rights hereunder are transferable by the Holder, in person or by duly authorized attorney, upon delivery of this Warrant, the Assignment Form attached hereto and funds sufficient to pay any transfer taxes payable upon the making of such transfer, to any transferee designated by Holder. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Exercise Shares without having a new Warrant issued. The Company may require, as a condition of allowing a transfer (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company, (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act and (iv) the transferee agree in writing to be bound by the terms of this Warrant and the Warrant Purchase Agreement as if an original signatory thereto.

12.     LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.

13.     NOTICES, ETC. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted to be given hereto shall be in writing and shall be deemed given only if delivered to the applicable party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 12), by next business day delivery by a nationally recognized courier service, or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth in the Warrant Purchase Agreement, or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other party hereto.

14.     ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

15.     GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of New York.

16.     SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

17.     AMENDMENT. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

18.     SUCCESSORS AND ASSIGNS. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder.

19.     REGISTRATION RIGHTS. The holder of this Warrant and of the Exercise Shares shall be entitled to the registration rights and other applicable rights with respect to the Exercise Shares as and to the extent set forth in the Warrant Purchase Agreement and the Registration Rights Agreement.

20.     HEADINGS. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of [DATE OF ISSUE].

DYNAVAX TECHNOLOGIES CORPORATION

By:

Title:

NOTICE OF EXERCISE

TO:	DYNAVAX TECHNOLOGIES CORPORATION

ATTN:	CHIEF FINANCIAL OFFICER

(1)         The undersigned hereby elects to purchase              shares of Common Stock of DYNAVAX TECHNOLOGIES CORPORATION (the “Company”) pursuant to the terms of the attached Warrant dated [DATE OF ISSUE], as follows:

             shares pursuant to the terms of the cashless exercise provisions set forth in Section 2.2, and shall tender payment of all applicable transfer taxes, if any.

(2)         Please issue said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(iii)            (3)         The undersigned represents that:

(A)         It is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(B)         It has relied completely on the advice of, or has consulted with or has had the opportunity to consult with, its own personal tax, investment, legal or other advisors and has not relied on the Company or any of its affiliates for advice.

(C)         It has been advised and understands that the offer and sale of the attached Warrant and the shares of Common Stock issued upon exercise of the Warrant (the “Warrant Shares”) have not been registered under the Securities Act. It is able to bear the economic risk of such investment for an indefinite period and to afford a complete loss thereof.

(D)         It is acquiring the Warrant Shares solely for its own account for investment purposes as a principal and not with a view to the resale of all or any part thereof. It agrees that the Warrant Shares may not be resold (1) without registration thereof under the Securities Act (unless an exemption from such registration is available), or (2) in violation of any law. It acknowledges that the Company is not required to register the

Warrant Shares under the Securities Act. It is not and will not be an underwriter within the meaning of Section 2(11) of the Securities Act with respect to the Warrant Shares.

(E)         No person or entity acting on behalf of, or under the authority of, the undersigned is or will be entitled to any broker’s, finder’s or similar fees or commission payable by the Company or any of its affiliates.

(Date)	(Signature)

(Print Name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this

form and supply required information. Do not use

this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

                                                                                                      (Please Print)

Address:

                                                                                                      (Please Print)

Dated:                                     , 20

Holder’s

Signature:

Holder’s

Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.